UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 20, 2010

ModusLink Global Solutions, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-23262	04-2921333
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Winter Street Waltham, Massachusetts	02451
(Address of Principal Executive Offices)	(Zip Code)

(781) 663-5001

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01.	Entry into a Material Definitive Agreement

On October 20, 2010, ModusLink Global Solutions, Inc. (the “Company”), LCV Capital Management, LLC, Raging Capital Management, LLC and certain of their affiliates (the “Investor Group”) entered into an agreement (the “Agreement”) pursuant to which the Investor Group agreed to withdraw its notice (the “Notice”) of nomination of three candidates to be elected as directors at the Company’s 2010 annual meeting of stockholders (the “Annual Meeting”).

Pursuant to the terms of the Agreement, among other things:

The Investor Group has agreed to (a) withdraw the Notice, (b) to vote its shares of the Company’s common stock in favor of the directors nominated by the Company’s board of directors (the “Board”) for election at the Annual Meeting and certain other matters recommended for stockholder approval by the Board and (c) certain restrictions during the Standstill Period, as described below.

On November 1, 2010 the Board will appoint Jeffrey J. Fenton to serve as a director in Class III. Also on November 1, 2010 the Board will appoint Joseph M. O’Donnell, an independent director selected by the Company after a search conducted earlier in 2010, to serve as a director in Class II and will nominate Mr. O’Donnell for re-election at the Annual Meeting. In addition, Anthony J. Bay, a current director of the Company, will not stand for re-election at the Annual Meeting. Following the election of directors at the annual meeting the Board will be comprised of eight directors.

The Company has also agreed to increase its current capital distribution program to $40 million, subject to the existence of lawfully available funds and consistent with the Board’s fiduciary duties, to be commenced or implemented during the calendar quarter ending March 31, 2011 and completed prior to December 31, 2011. The Company will establish an interim committee of the Board to evaluate the most appropriate method and timing of the planned capital distribution and make a recommendation to the Board. Mr. Fenton will serve as chairman of this committee. The distribution of capital would be funded from available cash and include amounts remaining under the Company’s current authorized share repurchase program.

Each member of the Investor Group has also agreed that, during the Standstill Period, neither it nor any of its respective affiliates will, among other things (a) submit any stockholder proposals or nominate any candidate for election to the Board; (b) engage in, support or participate in, or take certain other actions related to, any proxy or consent solicitations; (c) seek to call, or to request the call of, a special meeting of the Company’s stockholders; (d) acquire beneficial ownership of the Company’s common stock in excess of 9.99% of the Company’s total outstanding common stock; (e) acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership (including beneficial ownership) of any of the assets or business of the Company or any rights or options to acquire any such assets or business from any person; (f) disclose publicly, or privately in a manner that could reasonably be expected to become public, any intention, plan or arrangement inconsistent with the foregoing; or (g) enter into any agreement, arrangement or understanding concerning any of the foregoing.

The Standstill Period begins on the date of execution of the Agreement and extends until the day following the completion of the Company’s 2011 annual meeting of stockholders; provided, however, that the Standstill Period shall expire on the date that is ten days prior to the deadline for the submission of stockholder nominations for the Company’s 2011 annual meeting of stockholders, if by such date the Company shall not have (a) consummated a self tender offer to purchase at least $20 million of its common stock, which such self tender offer shall have been commenced prior to March 31, 2011 and (b) notified the Investor Group that Mr. Fenton’s term (or the term of such director that shall have been appointed to replace Mr. Fenton pursuant to the Agreement) will be extended through the date of the Company’s 2012 annual meeting of stockholders.

Pursuant to the Agreement, Mr. Fenton (or such director that shall have been appointed to replace Mr. Fenton pursuant to the Agreement) is required to resign from the Board (a) upon a material breach of the Agreement by the Investors or (b) if Investor Group’s aggregate beneficial ownership of the Company’s common stock, at any time prior to the date of the 2011 annual meeting of stockholders, shall be less than 50% of the aggregate beneficial ownership of the Common Stock by the Investor Group, as a whole, on the date of the Agreement.

The foregoing description of the Agreement does not purport to be a complete summary of the terms of the Agreement and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached as Exhibit 99.1 hereto and is incorporated by reference herein. The Company’s press release, dated October 20, 2010, announcing entry into the Settlement Agreement is attached hereto as Exhibit 99.2.

Item 9.01.	Financial Statements and Exhibits

The following exhibits are being filed herewith:

99.1 Settlement Agreement, dated as of October 20, 2010, by and among of ModusLink Global Solutions, Inc. and the Investors party thereto.

99.2	News Release of ModusLink Global Solutions, Inc. dated October 20, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MODUSLINK GLOBAL SOLUTIONS, INC.

Date: October 20, 2010	By:	/S/ STEVEN G. CRANE
Steven G. Crane
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Settlement Agreement, dated as of October 20, 2010, by and among of ModusLink Global Solutions, Inc. and the Investors party thereto.

99.2	Press Release of ModusLink Global Solutions, Inc. dated October 20, 2010.